Exhibit 99.1

Agreement of Joint Filing

Pursuant to Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, the undersigned persons hereby agree to file with the Securities and Exchange Commission the Statement of Schedule 13G (the “Statement”) to which this Agreement is attached as an exhibit, and agree that such Statement, as so filed, is filed on behalf of each of them.

IN WITNESS WHEREOF, the undersigned have executed this Agreement of Joint Filing.

Dated:   February 4, 2004

AETHER SYSTEMS, INC.

By:             /s/ David C. Reymann
Name:      David C. Reymann
Its:            Secretary

AETHER CAPITAL, LLC

By: Aether Systems, Inc., its sole member

By:            /s/ David C. Reymann
Name:      David C. Reymann
Its:            Secretary

By:            /s/ David S. Oros
Name:      David S. Oros